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                                                                   EXHIBIT 99.1

                           [TYLAN GENERAL LETTERHEAD]


CONTACTS:       David Ferran or David Stone     Deborah Stapleton
                Tylan General                   Stapleton Communications Inc.
                (214) 461-2401 or 2402          (415) 988-9207

              TYLAN GENERAL ACCELERATES SPAN INSTRUMENTS AGREEMENT

                   TYGN BOARD ADOPTS SHAREHOLDER RIGHTS PLAN

                         Company Comments on Q3 Outlook

        SAN DIEGO -- July 3, 1996 -- Tylan General, Inc. (NASDAQ:TYGN) and Span Instruments Inc. today announced they have entered into an amended definitive agreement relating to Tylan General's acquisition of Span Instruments, a Plano, Texas-based manufacturer of high purity pressure monitoring and control instruments. The board of directors of both companies and the stockholders of Span Instruments have approved the amended agreement, which is expected to close later today. Under the amended agreement, Tylan General will acquire Span Instruments for 1.3 million shares of Tylan General common stock, as compared to the 1.47 million shares under the original agreement. As a result of this amendment, the approval of Tylan General stockholders is no longer required. The stock being issued to the Span Instruments stockholders will be restricted, and the stockholders will have certain registration rights. Under the original terms of the transaction, all of the shares would have been registered at the time the acquisition closed.

        The company also announced that the board has adopted a shareholder rights plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of Tylan General at an inadequate price.

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TYGN Accelerates Span Instruments Agreement/Board Adopts Shareholder Rights
Plan/Company Comments on Q3 Outlook
July 3, 1996
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        As a result of industry trends the company has previously identified,
Tylan General said that it expects revenues and net income for its third quarter ending July 28, 1996, to be below second quarter levels, without taking into account the Span Instruments acquisition. The company also believes its third quarter earnings per share will be below the earnings per share reported in the third quarter a year ago, also without taking into account the Span Instruments transaction.

TYLAN GENERAL ACCELERATES ACQUISITION OF SPAN INSTRUMENTS

        "The Tylan General board of directors has today reaffirmed the strategic importance of Span Instruments to the future success of Tylan General," said David Ferran, chairman, president and chief executive officer of Tylan General. "Management of both companies are very excited about the prospects presented by the new combined entity. We believe it is in both companies' best interest to accelerate the merger, thereby dispelling any uncertainties that would have been created had we delayed until September, as previously scheduled."

        Ferran said that the Span Instruments product line will further strengthen Tylan General's position as a leading supplier of process management equipment. He also said that Span Instruments' presence in the semiconductor and the much larger industrial process control industries will help expand the size of Tylan General's target market.

        The acquisition will be accounted for as a pooling of interest. At the time of the close of the acquisition, Tylan General will assume Span Instruments' debt of approximately $20.6 million. The company expects a one-time charge of $3.5 to $4.0 million to be recorded in its third quarter.

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TYGN Accelerates Span Instruments Agreement/Board Adopts
Shareholder Rights Plan/
Company Comments on Q3 Outlook
July 3, 1996
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        As part of the acquisition, Don Whitson, co-founder and chief executive officer of Span Instruments, will join Tylan General as vice chairman, chief administrative officer and a member of the company's board of directors. George Yurch, president of Span Instruments, will become president of the Span Instruments Division of Tylan General. David Ferran will remain chairman, president and chief executive officer of Tylan General.

        Span Instruments had revenues of $42.4 million in its fiscal year ended Aug. 31, 1995.


BOARD ADOPTS SHAREHOLDER RIGHTS PLAN

        Tylan General also announced that its board of directors has adopted a shareholder rights plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the company at an inadequate price. The plan is also intended to provide additional protection from partial or two-tiered takeover attempts, coercive stock accumulation programs, street sweeps and other tactics that may be used to gain control of the company without offering an adequate price to all shareholders.

        Under the plan, each shareholder will receive a dividend of one Right for each share of the company's outstanding common stock. Each Right will entitle the holder to purchase one one-hundredth of a share of new Series A Junior Participating Preferred Stock of the company at an initial exercise price of $70.


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TYGN Accelerates Span Instruments Agreement/Board Adopts
Shareholder Rights Plan/
Company Comments on Q3 Outlook
July 3, 1996
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        Initially, the Rights are attached to the company's common stock and are not exercisable. They become immediately exercisable after any person or group acquires beneficial ownership of 15 percent or more of the company's common stock, or 10 days after any person or group announces a tender or exchange offer that would result in that same beneficial ownership level (other than pursuant to certain "Permitted Offers").

        If a buyer acquires a 15 percent position in the company, all Rights holders except that buyer will be entitled to purchase Tylan General common stock at a discounted price. The effect will be to discourage acquisitions of more than 15 percent without prior negotiations with the board.

        The distribution of Rights will be made to common shareholders of record on July 15, 1996, and shares of common stock that are newly issued after that date will also carry Rights. The Rights will expire 10 years later. The company may redeem the Rights for one cent ($0.01) each at any time before a buyer acquires a 15 percent position in the company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the plan are included with a letter that will be mailed to all of the company stockholders.

        "The board continues to believe that the company can best achieve its goal of maximizing long-term shareholder values through its current strategy of internal product development and carefully selected strategic transactions, such as the merger with Span Instruments," said Ferran. "By protecting our shareholders from inadequate takeover proposals and abusive takeover tactics, the Rights will help the board ensure that all of the company's shareholders realize the long-term value of their investment," he said.



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TYGN Accelerates Span Instruments Agreement/Board Adopts Shareholder Rights
Plan/Company Comments on Q3 Outlook
July 3, 1996
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        In response to the recent announcement by Danaher Corporation that it had acquired approximately 10.4 percent of Tylan General's outstanding common stock, Ferran said, "Danaher has made no proposals to Tylan General regarding any possible transaction involving the two companies. We have no plans for any meetings with Danaher."

TYLAN GENERAL COMMENTS ON Q3 OUTLOOK

        Tylan General also announced that as a result of industry trends it has previously identified, the company expects revenues and net income for its third quarter ending July 28, 1996, to be below second quarter levels, without taking into account the Span Instruments acquisition. The company also believes its third quarter earnings per share will be below the earnings per share reported in the third quarter a year ago, without the impact of the Span Instruments acquisition. The company reiterated that its third quarter financial results will also be adversely impacted by the charges resulting from the Span Instruments acquisition.

        "As we stated in our recent SEC filings, we've seen indications that the market for semiconductor capital equipment is slowing; in fact, we are seeing rescheduling and pushouts of some significant orders," said Ferran.



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TYGN Accelerates Span Instruments Agreement/Board Adopts Shareholder Rights
Plan/Company Comments on Q3 Outlook
July 3, 1996
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This news release contains forward-looking statements that involve risks and uncertainties, including the risks associated with the integration of the Span Instruments operations and product offerings into Tylan General's and Span Instruments' customers, a weakening demand for semiconductor capital equipment, downturns or slowdowns in the IC market, the company's dependence on the capital expenditures of IC manufactures and the highly cyclical nature of the semiconductor industry. Certain of these factors as well as additional risks and uncertainties are detailed from time to time in Tylan General's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Oct. 31, 1995 and its most recent Form 10-Q for the quarterly period ended April 28, 1996, as well as in its recently filed registration statement on Form S-4.

Tylan General, Inc. is a San Diego-based manufacturer of precision mass flow controllers, ultraclean gas panels and pressure measurement and control equipment. The company's products are used in the fabrication of integrated circuits (ICs) in addition to other manufacturing processes such as flat panel displays and fiber optic cable manufacturing. Tylan General's worldwide operations are directed from its offices in the United States, the United Kingdom, France, Germany, Japan and Korea. Its stock is traded on the NASDAQ stock market under the symbol TYGN. Further information on Tylan General may be obtained from the company's SEC filings or by contacting the company directly.

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